Exhibit 99.1

uBid.com Announces Chief Financial Officer Promotion

CHICAGO—January 8, 2008 - uBid.com, one of the leading business-to-consumer and business-to-business online marketplaces in the U.S., announces the promotion of Miguel Martinez, Jr. from VP, Finance to Chief Financial Officer.

In his new role as Chief Financial Officer, Mr. Martinez takes on an expanding set of duties and responsibility for managing uBid's Risk, Reporting and Analysis Center. Recently created in December 2007, the center serves to more strongly tie uBid's departmental performance with their overall financial performance.

"Miguel will play a key role in uBid's resurgence in 2008 as the liquidation solution for online sellers. His vision, experience and commitment to accountability are key ingredients in helping uBid deliver on its potential to employees, customers and shareholders," said uBid Chief Executive Officer, Jeff Hoffman.

Mr. Martinez has served as vice president of finance since February 2005. Mr. Martinez brings over 20 years of financial management experience to uBid. Prior to joining uBid, from March of 1999 to November 2004, Mr. Martinez was senior vice president and chief financial officer with Hartford Computer Group, a leading PC manufacturer, distributor and service company. Mr. Martinez is a certified public accountant and received a BBA degree from Loyola University in Chicago, Illinois and is actively involved in several professional organizations.

About uBid.com Holdings, Inc.
uBid.com Holdings, Inc. and subsidiaries operate a leading on-line business-to-consumer and business-to-business marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise. The Company’s marketplace employs a combination of auction style and fixed price formats. uBid.com Holdings, Inc. is publicly traded on the NASD OTC bulletin board (UBHI.OB).

CONTACT:	Jim Murphy
(773) 272-4537